Exhibit 99.7

SPACSPHERE ACQUISITION CORP.
8795 Folsom Blvd
Sacramento, California 95826

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SSAC2026SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: T04016-TBD

SPACSPHERE ACQUISITION CORP.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For	Against	Abstain
1. **Proposal No. 1 - The Business Combination Proposal -** To consider and vote upon a proposal, as an ordinary resolution, subject to the approval of the Domestication Proposal, the Charter Proposal, the Equity Plan Proposal, the Nasdaq Proposal and the Director Election Proposal, the Business Combination Agreement, dated as of May 29, 2026 (as may be amended, supplemented or otherwise modified from time to time), by and among SPACSphere Acquisition Corp., a Cayman Islands exempted company ("**SSAC**"), SPACSphere Merger Sub Inc., a Delaware corporation and direct wholly-owned subsidiary of SSAC ("**Merger Sub**"), and Mobilewalla Holdco, Inc., a Delaware corporation ("**Mobilewalla**"), pursuant to which, among other things, following the de-registration of SSAC as an exempted company in the Cayman Islands and the transfer by way of continuation to Delaware and domestication of SSAC as a corporation in the State of Delaware, Merger Sub will merge with and into Mobilewalla (the "**Merger**"), with Mobilewalla being the surviving corporation of the Merger (Mobilewalla, in its capacity as the surviving company of the Merger, the "**Surviving Company**"), and continuing as a direct, wholly owned subsidiary of SSAC, and the transactions contemplated thereby (collectively, the "**Business Combination**"), be approved, ratified and confirmed in all respects and the Business Combination be approved.	☐	☐	☐
2. **Proposal No. 2 - The Domestication Proposal -** To consider and vote upon a proposal to approve, as a special resolution of the holders of the Class B Ordinary Shares, subject to the approval of the Business Combination Proposal, the Charter Proposal, the Equity Plan Proposal, the Nasdaq Proposal and the Director Election Proposal, that SSAC be transferred by way of continuation to Delaware pursuant to article 49 of the Existing Governing Documents, Part XII of the Companies Act (As Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, SSAC be continued and domesticated as a corporation under the laws of the State of Delaware.	☐	☐	☐
3. **Proposal No. 3 - The Charter Proposal -** To consider and vote upon a proposal to approve, as a special resolution of the holders of the Class B Ordinary Shares, subject to the approval of the Business Combination Proposal, the Domestication Proposal, the Equity Plan Proposal, the Nasdaq Proposal and the Director Election Proposal, that the amended and restated memorandum and articles of association of SSAC currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the proposed new certificate of incorporation and proposed bylaws (the "**Proposed Certificate of Incorporation**" and the "**Proposed Bylaws**"), including, without limitation, the authorization of the change in authorized share capital as indicated therein, effective upon the effectiveness of the Domestication.	☐	☐	☐
4. **Proposal No. 4(A) - (F) - The Advisory Governing Documents Proposals -** To consider and vote upon the following six separate proposals, each to be approved on an advisory nonbinding basis by ordinary resolution, relating to the material differences between the Existing Governing Documents and the Proposed Certificate of Incorporation and Proposed Bylaws. Under the Proposed Certificate of Incorporation and Proposed Bylaws:			
4a. **Advisory Governing Documents Proposal 4a** - The Combined Company would be authorized to issue 200,000,000 shares of common stock, par value $0.0001 per share (the "**Combined Company Common Stock**"), and 10,000,000 shares of preferred stock, par value $0.0001 per share (the "**Combined Company Preferred Stock**").	☐	☐	☐
4b. **Advisory Governing Documents Proposal 4b** - The Combined Company board of directors (the "**Combined Company Board**") would be authorized to issue any or all shares of Combined Company Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Combined Company Board and as may be permitted by the Delaware General Corporation Law.	☐	☐	☐
4c. **Advisory Governing Documents Proposal 4c** - The Court of Chancery of the State of Delaware will be the exclusive forum for certain shareholder litigation and the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, unless the Combined Company consents in writing to the selection of an alternative forum.	☐	☐	☐
4d. **Advisory Governing Documents Proposal 4d** - Subject to the rights of holders of Combined Company Preferred Stock, any director or the entire Combined Company Board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least two-thirds of the issued and outstanding capital stock of Combined Company entitled to vote in the election of directors, voting together as a single class.	☐	☐	☐
4e. **Advisory Governing Documents Proposal 4e** - The Proposed Certificate of Incorporation may be amended by stockholders in accordance with the voting standards set forth in Article X of the Proposed Certificate of Incorporation and the Proposed Bylaws may be amended by stockholders in accordance with the voting standards set forth in Article V of the Proposed Certificate of Incorporation and Article X of the Proposed Bylaws.	☐	☐	☐
4f. **Advisory Governing Documents Proposal 4f** - The provisions in the Existing Governing Documents related to SSAC's status as a blank check company will not be included in the Proposed Certificate of Incorporation or the Proposed Bylaws.	☐	☐	☐
5. **Proposal No. 5 - The Nasdaq Proposal -** To consider and vote upon a proposal to approve, as an ordinary resolution, subject to the approval of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Equity Plan Proposal and the Director Election Proposal, that for the purposes of complying with the applicable listing rules of Nasdaq, the issuance of shares of Combined Company Common Stock in connection with the Business Combination be approved.	☐	☐	☐
6. **Proposal No. 6 - The Equity Plan Proposal -** To consider and vote upon a proposal to approve, subject to the approval of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Nasdaq Proposal and the Director Election Proposal, as an ordinary resolution, that SSAC's adoption of the 2026 Covariate Equity Incentive Plan, which will be implemented after the closing of the Business Combination (the "Closing"), be approved, ratified and confirmed in all respects.	☐	☐	☐
7. **Proposal No. 7 - The Director Election Proposal -** To consider and vote upon a proposal to approve, subject to the approval of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Nasdaq Proposal and the Equity Plan Proposal, as an ordinary resolution of the holders of the Class B Ordinary Shares, the election of seven directors to serve staggered terms on the Combined Company Board until the date of the first, second and third annual stockholder meetings to be held following the date of Closing, or until any such director's successor is duly elected and qualified, subject to such director's earlier death, disqualification, resignation, or removal.	☐	☐	☐
8. **Proposal No. 8 - The Adjournment Proposal -** To consider and vote upon a proposal to approve, as an ordinary resolution, the adjournment of the Shareholder Meeting to a later date or dates if necessary, (i) to permit further solicitation and votes of proxies if, based upon the tabulated votes at the time of the Shareholder Meeting, there are insufficient Ordinary Shares represented (either in person or by proxy) at the Shareholder Meeting to approve the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Plan Proposal or the Director Election Proposal or (ii) if the SSAC Board determines that an adjournment is otherwise necessary, be approved, ratified and confirmed in all respects.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

NOTE: In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting and any adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature [PLEASE SIGN WITHIN BOX] Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. SPACSphere Acquisition Corp. Special Meeting of Shareholders <Month, Date> 2026 Meeting Time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The shareholder(s) hereby appoint(s) Bala Padmakumar and Soumen Das, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A ordinary shares and Class B ordinary shares SPACSphere Acquisition Corp. that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at www.virtualshareholdermeeting.com/SSAC2026SM or at the offices of Norton Rose Fulbright US LLP located at 1550 Lamar Street, Suite 2000, Houston, Texas 77010, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations for each of the proposals included herein. If any other matters properly come before the meeting, and any adjournment or postponement thereof, the persons named in the proxy will vote in their discretion on such matters. Continued, and must be signed and dated on the other side T04017-TBD